[LETTERHEAD OF AMERICAN SKIING COMPANY]

                                                               November 10, 2000

         Dear Shareholder:

                  You are cordially invited to attend the 2000 Annual Meeting of Shareholders of American Skiing Company. This year's Annual Meeting will be held at our new Grand Summit Hotel at The Canyons Resort, in Park City, Utah at 9:00 a.m., Mountain Time, on Tuesday, December 12, 2000. We hope you are able to join us and view this beautiful new property for yourself.

                  The enclosed Notice and Proxy Statement contain complete information about matters to be considered at the Annual Meeting, at which the business and operations of our Company will also be reviewed. If you plan to attend, please check the box provided on the proxy card. Only shareholders entitled to vote at the Annual Meeting and their proxies will be permitted to attend the Annual Meeting.

                  Whether or not you plan to attend, we urge you to complete, sign and return the enclosed proxy card, so that your shares will be represented and voted at the Annual Meeting.

                                Sincerely yours,

                               /s/ Leslie B. Otten

                                Leslie B. Otten
                                Chairman and Chief Executive Officer

                             AMERICAN SKIING COMPANY
                                  P.O. Box 450
                                Bethel, ME 04217
                     ---------------------------------------
                NOTICE OF THE 2000 ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD DECEMBER 12, 2000
                      -------------------------------------

                                                               November 10, 2000

To our Shareholders:

     The Annual Meeting of Shareholders of American Skiing Company, a Delaware corporation, will be held on Tuesday, December 12, 2000, at 9:00 a.m., local time, at the Grand Summit Hotel at The Canyons Resort, Park City, Utah:

     (1) To elect Directors;

     (2) To amend the 1997 Stock Option Plan of American Skiing Company in order to add an additional 3,000,000 shares of Common Stock to the 1997 Stock Option Plan;

     (3) To ratify the appointment of Arthur Andersen LLP as independent public accountants; and

     (4) To transact such other business as may properly come before the meeting.

     The record date for the determination of the shareholders entitled to vote at the meeting or at any adjournment thereof is the close of business on November 3, 2000 (the "Record Date"). Only shareholders of record at the close of business on the Record Date are entitled to notice of and to vote at the Annual Meeting. All shareholders are cordially invited to attend the Annual Meeting.

     A copy of the Company's Annual Report to shareholders for the fiscal year ended July 30, 2000 is enclosed.

     A list of shareholders entitled to vote at the Annual Meeting will be open to the examination of any shareholder, for any purpose germane to the meeting, at the offices of the Company's Transfer Agent and Registrar, Boston Equiserve, 150 Royall Street, Canton, Massachusetts, 02021, during ordinary business hours for ten days prior to the Annual Meeting, as well as at the Company's executive offices at Sunday River Road, Bethel, ME 04217.

     WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED REPLY ENVELOPE. THIS WILL NOT LIMIT YOUR RIGHT TO ATTEND OR VOTE AT THE MEETING.

                                             By Order of the Board of Directors

                                             /s/ Christopher E. Howard

                                             Christopher E. Howard
                                             Secretary

                             AMERICAN SKIING COMPANY

                             -----------------------

                          PROXY STATEMENT FOR THE 2000
                         ANNUAL MEETING OF SHAREHOLDERS

                             -----------------------

                     SOLICITATION AND REVOCATION OF PROXIES

         The accompanying proxy, being mailed to shareholders on or about November 10, 2000, is solicited by the Board of Directors of American Skiing Company (the "Company") for use at the Annual Meeting of Shareholders (the "Meeting") to be held on Tuesday, December 12, 2000. In case the Meeting is adjourned, the proxy will be used at any adjournments thereof. If matters other than those specifically set forth in the accompanying Notice of Annual Meeting are presented at the Meeting for action, which is not currently anticipated, the proxy holders will vote the proxies in accordance with their best judgment. The mailing address of the Company is P.O. Box 450, Bethel, ME 04217.

         If a proxy is received before the Meeting, the shares represented by it will be voted unless the proxy is revoked by written notice to the Secretary of the Company prior to the Meeting or by voting by ballot at the Meeting. Shareholders may change their vote at any time before their proxy is voted at the Meeting, by doing any one of the following:

o sending a written notice to the Secretary of the Company at P.O. Box 450, Bethel, Maine, 04217 (notice must be received prior to the Meeting in order to be effective);

o completing a new proxy card and sending it to Boston Equiserve, P.O. Box 8040, Boston, MA 02266-8040 (new proxy card must be received prior to the Meeting in order to be effective); or

o    attending the Meeting and voting in person.

You may request a new proxy card by calling Boston Equiserve at 781-575-3120.

                                VOTING SECURITIES

         Holders of Common Stock and Class A Common Stock of the Company as of the close of business on November 3, 2000 will be entitled to vote on all matters at the Meeting other than the election of Series B Directors. Holders of the Company's 10.5% Mandatorily Redeemable Preferred Stock (the "Series A Preferred Stock") and Series B Convertible Participating Preferred Stock (the "Series B Preferred Stock") as of the close of business on November 3, 2000 will be entitled to vote together with the Common Stock and Class A Common Stock, on an as-if-converted basis, on all matters other than the election of directors (as to which the holders of the Series B Preferred Stock will be entitled to vote on the election of the Series B Directors). On such date there were outstanding and entitled to vote 15,708,633 shares of Common Stock of the Company, 14,760,530 shares of Class A Common Stock of the Company, 36,626 shares of Series A Preferred Stock of the Company, and 150,000 shares of Series B Preferred Stock of the Company. Pursuant to the Company's Certificate of Incorporation (the "Charter"), four directors of the Company are elected by a majority vote of the holders of Class A Common Stock, four directors of the Company are elected by a majority vote of the holders of the Series B Preferred

Stock and three directors are elected by a majority vote of the holders of the Common Stock. The holders of the Series A Preferred Stock do not participate in the election of directors. Each share of Common Stock and Class A Common Stock is entitled to one vote with respect to each other matter to be voted on at the Meeting. As to matters other than the election of directors, each share of Series A Preferred Stock and each share of Series B Preferred Stock is entitled to vote as though it were converted to Common Stock at the conversion price applicable to the stock in question. On that basis, each share of Series A Preferred Stock will be entitled to approximately 79.85 votes with respect to all matters arising at the meeting, other than the election of directors, and each share of Series B Preferred Stock will be entitled to approximately 211.59 votes with respect to all matters arising at the Meeting, other than the election of directors.

         The holders of a majority of outstanding shares of Common Stock, Class A Common Stock, Series A Preferred Stock and Series B Preferred Stock entitled to vote shall constitute a quorum for the transaction of business at the Meeting. Proxies marked as abstaining (including proxies containing broker non-votes) on any matter to be acted upon by shareholders will be treated as present at the Meeting for purposes of determining a quorum but will not be counted as votes cast on such matters.

         The cost of soliciting proxies in the form enclosed will be borne by the Company. In addition to the solicitation by mail, proxies may be solicited personally, or by telephone, by employees of the Company. The Company may reimburse brokers holding Common Stock in their names or in the names of their nominees for their expenses in sending proxy material to the beneficial owners of such Common Stock.

          CERTAIN MATTERS RELATING TO CHANGE IN CONTROL OF THE COMPANY

         On July 31, 2000, the Company, Leslie B. Otten, the holder of all of the Company's Class A Common Stock and a portion of the Company's Common Stock, and Oak Hill Capital Partners, L.P., its affiliates and associates (collectively, "Oak Hill"), the holder of the Company's Series B Preferred Stock, entered into an amendment to an existing stockholders' agreement among them. Pursuant to the amendment, Oak Hill and Mr. Otten have agreed, on a best efforts basis, and to vote their shares in a manner that will ensure Oak Hill being able to appoint up to six directors to the Board and Mr. Otten being able to appoint up to two directors to the Board (depending on their respective shareholdings). Therefore, pursuant to the amended stockholders' agreement and the Company's Charter, Oak Hill and Mr. Otten may elect up to eight of the 11 members of the Company's Board.

         In addition, under the terms of the amended stockholders' agreement, as long as Oak Hill owns at least 20% of the outstanding shares of American Skiing Common Stock (on an as-if-converted basis), the affirmative vote of a majority of the Board or the executive committee of the Board, including at least one director designated by Oak Hill, will be required to approve significant Board actions. Therefore, Oak Hill is in a position to direct and/or significantly influence Board decisions.

                                 PROPOSAL NO. 1
                              ELECTION OF DIRECTORS

GENERAL INFORMATION - ELECTION OF DIRECTORS

         The Charter and the bylaws of the Company provide that four directors of the Company shall be elected by the holders of the Class A Common Stock (the "Class A Directors"), four directors shall be elected by the holders of the Series B Preferred Stock (the "Series B Directors") and three directors shall be elected by the holders of the Common Stock (the "Common Directors"). All directors are elected for a one year term. Currently, the Board of Directors is comprised of eleven members, four of which are Class A Directors, four of which are Series B Directors and three of which are Common Directors. At the Meeting, four Class A Directors will be elected by the Class A Common Stock holders, four Series B Directors will be elected by the Series B Preferred Stock holders and three Common Directors will be elected by the Common Stock holders. Those nominees receiving the highest numbers of votes at the Meeting will be elected to the respective directorships for which they have been nominated.

         Leslie B. Otten owns all of the Class A Common Stock of the Company. Consequently, Mr. Otten has the ability to elect all of the Class A Directors. Pursuant to the stockholders' agreement entered into with Oak Hill, Mr. Otten has agreed to vote his Class A Common Stock so as to elect two directors appointed by Oak Hill.

         Oak Hill controls all of the Series B Preferred Stock of the Company. Consequently, Oak Hill has the ability to elect all of the Series B Directors.

         The Board of Directors retains the authority to fill any vacancies on the Board arising at any time prior to the Annual Meeting with new directors who may or may not be nominees listed below. Such new directors would serve the balance of the existing term of the director(s) they were appointed to replace (i.e., until the election of directors at the Annual Meeting).

         The persons named as proxies in the accompanying proxy, who have been designated by the Board of Directors, intend to vote, unless otherwise instructed in such proxy, FOR the election of Messrs. Hawkes, Wachter and Whetsell as Common Directors.

                                 RECOMMENDATION
                  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
            THAT SHAREHOLDERS VOTE IN FAVOR OF EACH OF THE NOMINEES.

                      INFORMATION WITH RESPECT TO NOMINEES

         Set forth below is certain information concerning each nominee for director of the Company. Each director or nominee is nominated for a one year term.

Nominees for Common Directors

         David B. Hawkes. Director. 56. Mr. Hawkes was elected to the Board of Directors of the Company on December 8, 1998. He is a co-owner and consultant with Cloudhawk Management Consultants, L.L.C., a management consulting firm based in Portland, Maine. Before founding Cloudhawk in 1993, Mr. Hawkes served as a partner with KPMG Peat Marwick from 1974 to 1993, part of that time in charge of the firm's Portland, Maine tax practice. Mr. Hawkes also serves as a member of the Board of Directors of several private companies.

         Paul Wachter, Director. 43. Mr. Wachter has served as a director of the Company since his election to the Board on December 16, 1999. Mr. Wachter is the founder and Chief Executive Officer of Main Street Advisors, a financial advisory firm. Prior to forming Main Street Advisors in 1997, Mr. Wachter was a Managing Director and Head of Schroder & Co. Incorporated's Lodging and Gaming Group, its Sports and Leisure Group, and Schroder's West Coast investment banking effort. From 1987 to 1993, Mr. Wachter worked at Kidder Peabody where he founded and was responsible for Kidder's Hotel, Resorts and Leisure Group, and managed Kidder Peabody's Los Angeles investment banking group. He began his career as an investment banker at Bear, Stearns & Co., Inc., covering the entertainment industry. From 1982 to 1985 Mr. Wachter worked at Paul, Weiss, Rifkind, Wharton and Garrison as a tax attorney.

         Paul W. Whetsell, Director. 50. Mr. Whetsell has served as a director of the Company since his election to the Board on December 16, 1999. Mr.

Whetsell is the Chairman of the Board of Directors and Chief Executive Officer of MeriStar Hospitality Corporation, a position he has held since August 1998. Mr. Whetsell has also been Chairman of the Board of Directors and Chief Executive Officer of MeriStar Hotels & Resorts, Inc. for the same time period. Prior to August 1998, Mr. Whetsell had been Chairman of the Board of Directors of CapStar Hotel Company since 1996 and had served as President and Chief Executive Officer of CapStar Hotel Company since its founding in 1987.

Nominees For Class A Directors

         Gordon M. Gillies, Director. 56. Mr. Gillies was appointed as a director of the Company on February 9, 1998. Mr. Gillies retired as a Coast Guard Officer in 1970, attended the University of New Mexico (M.A. 1972) and Wake Forest University (J.D. 1976). Mr. Gillies practiced law in Maine from 1976 to 1991, when he retired from practice to join the faculty of Hebron Academy, a private boarding-day secondary school in Maine.

         Leslie B. Otten, Director, Chairman and Chief Executive Officer. 51. Mr. Otten has served in his present capacity since the inception of the Company in July, 1997. In 1971, Mr. Otten joined Sherburne Corporation, then the parent company of Sunday River, Killington and Mount Snow. Mr. Otten became Assistant to the General Manager of Sunday River in 1972 and became its General Manager in 1974. In 1980, Mr. Otten purchased Sherburne's 90% interest in Sunday River and acquired the remaining 10% interest from the minority shareholders in 1989. From 1980 until the initial public offering of American Skiing Company in 1997, he was the sole director, President and Chief Executive Officer of the Company (or its predecessors).

         Robert J. Branson, Nominee for Director. 52. Mr. Branson is affiliated with RMB Realty, Inc., an affiliate of Oak Hill Capital Management, Inc., in which capacity he has served since 1989. From 1981 through 1989, Mr. Branson was a Principal of Linden & Branson, a real estate investment advisory firm. From 1970 to 1981, Mr. Branson worked with Arthur Andersen & Co. Mr. Branson is a member of the board of directors of Travel Centers of America and several private company boards, and was formerly a member of the board of Keystone Property Trust.

         Alexandra C. Hess, Nominee for Director. 31. From July 1999 to the present, Ms. Hess has been an associate at Oak Hill Capital Management, Inc. From September 1996 through June 1999, Ms. Hess was employed in the New York office of Mitchell Madison Group, a strategic consulting firm. Prior to becoming employed at Mitchell Madison Group, Ms. Hess earned an M.P.P. from Harvard University, an M.A. from the University of Pennsylvania and an A.B., magna cum laude from Princeton University.

Nominees for Series B Directors

         Bradford E. Bernstein. Director. 33. Mr. Bernstein has served as a director of the Company since his election to the Board on August 5, 1999. Mr. Bernstein has been a Partner at Oak Hill Capital Management, Inc., a private investment company, since its formation in 1999. Previously, he was a Managing Director at Oak Hill Partners, Inc. which he joined in 1992. He has served or currently serves on the Board of Directors of Caliber Collision Centers, Inc. and EPiX (formerly Payroll Transfers, Inc.). Prior to 1992, Mr. Bernstein was with Patricof & Co. Ventures, a venture capital firm, and at Merrill Lynch & Co.

         J. Taylor Crandall. Director. 46. Mr. Crandall was elected a director of the Company on August 5, 1999. Mr. Crandall has served as Vice President and Chief Financial Officer of Keystone, Inc., the principal investment vehicle of

Robert M. Bass of Fort Worth, Texas since October 1996, and as Chief Operating Officer since August 1998. He has also served as President, Director and sole stockholder of Acadia MGP, Inc. (managing general partner of Acadia Investment Partners, L.P., the sole general partner of Acadia Partners, L.P. (an investment partnership)) since 1992. Mr. Crandall also serves as a director of U.S.
Oncology, Broadwing Inc., Specialty Foods Corporation, Sunterra, Inc. and Washington Mutual Inc. He also serves on the Board of Advisors of Oak Hill Capital Partners and Oak Hill Strategic Partners, L.P., both of which he helped found; on the Investment Committees of Insurance Partners, L.P. and Brazos Fund, L.P., and on the Advisory Committees of Boston Ventures Limited Partnership V and B-K Capital Partners, L.P. Prior to his affiliation with Keystone, Mr. Crandall was a Vice President with the First National Bank of Boston, where he managed a leveraged buy-out group and the bank's Dallas energy office.

         Steven B. Gruber. Director. 43. Mr. Gruber was elected as a director of the Company on August 5, 1999. From February 1999 to the present, Mr. Gruber has been a Managing Partner of Oak Hill Capital Management, Inc., the manager of Oak Hill Capital Partners, L.P. From March 1992 to present he has been a Managing Director of Oak Hill Partners, Inc. From May 1990 to March 1992, he was a
Managing Director of Rosecliff, Inc. Since February 1994, Mr. Gruber has also been an officer of Insurance Partners Advisors, L.P., an investment advisor to Insurance Partners, L.P. Since October 1992, he has been a Vice President of
Keystone, Inc. (formerly known as Robert M. Bass Group, Inc.). From 1981 to 1990, Mr. Gruber was a managing director and co-head of High Yield Securities and held various other positions at Lehman Brothers, Inc. He is also a director of Superior National Insurance Group, Inc., Grove Worldwide, LLC, Reliant Building Products, Inc., and several private companies related to Keystone, Inc., Insurance Partners, L.P. and Oak Hill Partners, Inc.

         William S. Janes. Director. 47. Mr. Janes was elected as a director of the Company on August 5, 1999. Mr. Janes is the President of RMB Realty, Inc., and oversees the real estate investments of Keystone, Inc., and certain entities related to Keystone. Mr. Janes has served or currently serves on numerous boards, including MeriStar Hospitality Corporation, Paragon Group, Inc. (now publicly traded as Camden Property Trust), Brazos Asset Management, Inc., and Carr Real Estate Services, Inc. He also serves on the Investment Committee of Brazos Fund, L.P. Prior to joining RMB Realty in 1990, Mr. Janes was with Lincoln Property Company, servicing as Regional General Partner and overseeing development operations in the mid-Atlantic region.

EXECUTIVE OFFICERS

         The following table sets forth the executive officers of the Company and its primary subsidiaries as of the date hereof:

         Name/Age                               Position

Leslie B. Otten, 51                         Chairman and Chief Executive Officer

G. Christopher Brink, 47                    Senior Vice President--Marketing

William J. Fair, 38                         Chief Operating Officer, President-Resort Operations

Christopher E. Howard, 43                   Executive Vice President and Secretary

Hernan R. Martinez, 48                      Senior  Vice  President  and  Chief  Operating  Officer,  American
                                            Skiing  Company  Resort Properties, Inc.

Mark J. Miller, 43                          Senior Vice President and Chief Financial Officer

          For  biographical  information  about  Mr.  Otten,  see "Directors."

         G. Christopher Brink, Senior Vice President--Marketing. Mr. Brink has been with the Company since 1993 and in his present capacity since July 1996. Prior to joining the Company, Mr. Brink served from 1991 to 1993 as a director of off-site sale centers for Marriott Vacation Ownership, Inc.

         William J. Fair, Chief Operating Officer, President-Resort Operations. Mr. Fair joined American Skiing Company in May, 2000. Prior to joining the Company, Mr. Fair was employed as president of Universal Studios' Port Aventura theme park in Tarragona, Spain from 1998 to April, 2000. Mr. Fair served as senior vice president for business operations at Universal Creative, a division of Universal Studios, Inc. from 1997 to 1998. Between 1992 and 1997, Mr. Fair was employed by Walt Disney Co. in multiple capacities including director of finance and business planning for Disney Development Company.

         Christopher E. Howard, Executive Vice President and Secretary. Mr. Howard has been an officer of the Company since its inception in July, 1997. Mr. Howard joined the Company's predecessor in 1996 after serving as its outside counsel. From 1982 to October, 1996, Mr. Howard practiced with Pierce Atwood, northern New England's largest law firm, where he had been a partner since 1988 with a practice emphasizing real estate development and project finance. He was also a founder and interim Chief Executive Officer of Maine's second largest insurance company.

         Hernan R. Martinez, Senior Vice President and Chief Operating Officer, American Skiing Company Resort Properties, Inc. Mr. Martinez joined American Skiing Company in July, 2000. From 1996 to April, 2000 Mr. Martinez served as a managing director of Tishman-Speyer Properties of New York, an international real estate development company. Between 1994 and 1996, Mr. Martinez was chief executive officer of another commercial real estate development company, Del Plata Properties of Buenos Aires, Argentina.

         Mark J. Miller, Senior Vice President, Chief Financial Officer. Mr. Miller joined American Skiing Company in December, 1998. Prior to that time, Mr. Miller served in several positions with Showboat, Inc., and its subsidiaries, including Executive Vice President - Financial Administration from November 1997 until May 1998, and as Executive Vice President of Operations from July 1994 through November 1997. Mr. Miller served as President and CEO of Atlantic City Showboat, Inc. (a subsidiary of Showboat), as well as other positions with that company, between 1985 and 1995.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

         The following table provides information concerning compensation paid by the Company to the Chief Executive Officer and the other four highest paid executive officers of the Company whose compensation was at least $100,000 for Fiscal 2000 (collectively, the "Named Executive Officers").

                                                      SUMMARY COMPENSATION TABLE

                                                  Annual Compensation                       Long-Term Compensation
                                     ---------------------------------------------   --------------------------------------------
                                                                                     Restricted    Securities
                              Fiscal                                  Other annual     Stock       underlying        All other
Name and Principal Position    Year       Salary         Bonus        compensation     Awards     Options/SARs     Compensation
-------------------------- -- -------- ------------- --------------- --------------- ----------- ---------------- ----------------
Leslie B. Otten                2000    $407,692.43   $23,649.56(2)     $       --       ---                0             ---
Chairman and Chief             1999    $392,308.00   $       --        $15,000.00(1)    ---          175,000             ---
Executive Officer              1998    $386,538.00   $       --        $10,000.00(1)    ---        1,853,197             ---

Christopher E. Howard          2000    $299,999.95   $ 8,868.58(2)     $413,386.39(3)   ---          200,000             ---
Executive Vice                 1999    $250,000.00   $75,000.00        $15,000.00(1)    ---          110,000             ---
President                      1998    $223,076.00   $61,271.00        $10,000.00(1)    ---          150,450             ---

Mark J. Miller(5)              2000    $277,885.30   $ 7,390.50(2)     $       --       ---          175,000             ---
Chief Financial Officer        1999    $153,846.40   $45,000.00        $       --       ---          100,000             ---
Senior Vice President          1998        N/A            N/A             N/A           N/A            N/A               N/A

Allen Wilson                   2000    $245,390.00   $       --        $       --       ---          100,000             ---
President and Manageing        1999    $236,130.00   $       --        $       --       ---            7,000             ---
Director
Killington Resort              1998    $210,195.00   $       --        $       --       ---           40,120             ---

Blaise Carrig                  2000    $284,538.38   $50,000.00        $29,167.56(4)    ---          100,000             ---
President and                  1999    $209,999.92   $       --        $45,881.52(4)    ---           11,000             ---
Managing Director              1998    $150,020.00   $       --        $39,859.00(4)    ---           40,120             ---
The Canyons Resort
-------------------------- -- -------- ------------- --------------- --------------- ----------- ---------------- ----------------

(1) Represents fees paid to such employee for attendance at meetings of the Board of Directors of the Company.

(2)      Represents bonus for Fiscal 2000, paid in Fiscal 2001.

(3) Represents the following: (a) $342,959.08 in tax gross-up payment made upon exercise of employee's $2.00 stock options, and (b) $70,427.31 in the form of non-cash bonus from Fiscal 1999, exercised in Fiscal 2000. Non-cash bonus compensation was paid in form of quartershare unit in Company's Jordan Grand Summit Hotel at Sunday River resort. Retail price of quartershare interest is listed as compensation amount.

(4)      Represents vehicle and housing allocations.

(5) Mr. Miller became an employee of the Company in December, 1998, and consequently did not receive any compensation during the Company's 1998 fiscal year.

The following table sets forth information concerning individual grants of stock options made under the 1997 Stock Option Plan during Fiscal 2000 for services rendered by each of the Named Executive Officers.


                                             Options Granted During Fiscal 2000

                                                                             Potential realizable value at assumed annual
                                        Individual Grants                 rates of stock price appreciation for option term (1)
                      -------------------------------------------------   ---------------------------------------------------
                         NUMBER OF
                        SECURITIES           % OF TOTAL        EXERCISE
                        UNDERLYING      OPTIONS/SARS GRANTED    OR BASE
                       OPTIONS/SARS     TO EMPLOYEES DURING      PRICE
       NAME             GRANTED (#)         FISCAL 2000         ($/SH)    EXPIRATION DATE       5% ($)           10% ($)
-----------------------------------------------------------------------------------------------------------------------------

Leslie B. Otten                0                 0%              N/A            N/A             $          0     $         0

Christopher E. Howard(2) 200,000              7.52%             $3.00     January 27, 2010      $377,336.78      $956,245.48

Mark J. Miller(2)        175,000              6.58%             $3.00     January 27, 2010      $330,169.68      $836,714.79

Allen Wilson(3)          100,000              3.76%             $3.00     January 27, 2010      $188,668.39      $478,122.74

Blaise Carrig(4)         100,000              3.76%             $3.00     January 27, 2010      $188,668.39      $478,122.74
-----------------------------------------------------------------------------------------------------------------------------

(1) The potential realizable value uses the hypothetical rates specified by the Securities and Exchange Commission and is not intended to forecast future appreciation, if any, of the Company's Common Stock price.

(2) All options granted to such individuals in Fiscal 2000 will vest according to the following schedule: 30% on January 27, 2001, 30% on January 27, 2002, 20% on January 27, 2003 and 20% on January 27, 2004.

(3) All options granted to Mr. Wilson in Fiscal 2000 will vest according to the following schedule: 20% on January 27, 2001, 20% on January 27, 2002, 20% on January 27, 2003, 20% on January 27, 2004 and 20% on
         January 27, 2005.

(4) All options granted to Mr. Carrig in Fiscal 2000 will vest according to the following schedule: 33.4% on January 27, 2001, 33.3% on January 27, 2002 and 33.3% on January 27, 2003.

         The following table sets forth information concerning each exercise of stock options during Fiscal 2000 by each of the Named Executive Officers and the value of unexercised options at July 30, 2000.

                           Aggregated  Options/SAR  Exercises During Fiscal Year
                              Ended July 30, 2000, and  Option/SAR  Values as of
                              July 30, 2000

-------------------------------------------------------------------------------------------------------------------------
                                                                  NUMBER OF SECURITIES
                                                                 UNDERLYING UNEXERCISED       VALUE OF UNEXERCISED
                            SHARES ACQUIRED  VALUE REALIZED           OPTIONS/SARS          IN-THE-MONEY OPTIONS/SARS
NAME                        ON EXERCISE (#)        ($)        (Exercisable/Unexercisable) (Exercisable/Unexercisable)(1)
-------------------------------------------------------------------------------------------------------------------------
Leslie B. Otten                 N/A              N/A                   ---/---                      $ ---/---

Christopher E. Howard           30,090            $0               230,360/200,000                $37,311.60/---

Mark J. Miller                   N/A              N/A               34,000/241,000                   $ ---/---

Allen Wilson                     N/A              N/A               25,472/121,648              $7,462.32/$4,974.88

Blaise Carrig                    N/A              N/A               26,272/124,848              $7,462.32/$4,974.88
-------------------------------------------------------------------------------------------------------------------------

(1) The "Value of Unexercised In-the-Money Options/SARs at July 30, 2000" was calculated by determining the difference between the closing price on the New York Stock Exchange of the underlying Common Stock at July 28, 2000, of $2.31 and the exercise price of the option. An option is "In-the-Money" when the fair market value of the underlying Common Stock exceeds the exercise price of the option.

                              Employment Agreements

         The Company has entered into an employment agreement with Mr. Otten pursuant to which Mr. Otten has agreed to serve as the Chairman and Chief Executive Officer of the Company. The employment agreement has a five year term ending December 31, 2005. The term is subject to automatic renewals for additional one-year periods, unless either party provides 90 days written notice of his or its desire not to extend the term. Pursuant to the terms of the employment agreement, Mr. Otten serves as a member of the Executive Committee and Nominating Committee of the Company's Board of Directors, as a member of the Board of Directors of each material subsidiary of the Company and as the highest ranking corporate officer of the Company. The employment agreement provides that Mr. Otten shall be paid a base salary of $380,000, with increases determined by the Board of Directors. Mr. Otten's base salary is also subject to annual increases equal to the percentage change in the consumer price index from the previous year. Mr. Otten may earn a bonus payment of between $190,000 and $380,000 depending on the Company's attainment of certain earnings levels, as well as an additional bonus in any fiscal year of up to $100,000, which may be granted in the sole discretion of the Board of Directors. Upon termination of Mr. Otten's employment by the Company without Cause, by Mr. Otten for Good Reason or as a result of Mr. Otten's Disability (as such terms are defined in the employment agreement), Mr. Otten shall be entitled to receive a severance payment equal to twenty-four months base salary. The employment agreement also provides that Mr. Otten shall not compete with the Company during his employment and for twelve months following termination of employment, with the exception of certain permitted real estate development activities at the Sugarbush and Sunday River resorts and, during that same period will not solicit employees of the Company.

         Mr. Howard and the Company have entered into an employment agreement pursuant to which Mr. Howard is entitled to: (i) a base salary equal to $300,000 per annum, (ii) a bonus of up to $150,000 per annum, dependant upon the attainment of certain earnings levels by the Company and (iii) a severance benefit equal to $510,000 in the event of termination of employment for any reason.

         Mr. Miller and the Company have entered into an employment agreement pursuant to which Mr. Miller is entitled to: (i) a base salary equal to $300,000 per annum, (ii) a bonus of up to 50% of base salary per annum, dependant upon the attainment of certain earnings levels by the Company, (iii) a severance benefit equal to one year's base salary plus one year's bonus in the event of termination of employment for any reason other than a change in control of the Company and (iv) upon termination of employment for any reason within one year following a change in control of the Company (defined as a reduction in Mr. Otten's ownership of the Company below 20%), a severance benefit equal to two years' base salary and bonus, which benefit is currently equal to $900,000.

         Mr. Carrig and the Company have entered into an employment agreement pursuant to which Mr. Carrig is entitled to: (i) a base salary equal to $275,000 per annum, (ii) an annual bonus of up to 20% of base salary, dependant upon the satisfaction of certain revenue goals of the Company, and (iii) a severance benefit equal to one year's base salary in the event of termination of employment by the Company without cause.

                        REPORT ON EXECUTIVE COMPENSATION

         The Compensation Committee of the Board of Directors (the "Compensation Committee") is comprised of Messrs. Bernstein, Wachter and Otten. The Compensation Committee is responsible for establishing and administering the

Company's executive compensation programs and determining awards under the Company's 1997 Stock Option Plan.

         The report of the Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended (the "Securities Act") or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

                             Compensation Philosophy

         The Compensation Committee's compensation philosophy is designed to support the Company's primary objective of creating long term value for shareholders. The Compensation Committee follows a three-pronged compensation strategy applicable to the Company's executive officers and other key employees, including the Chief Executive Officer ("CEO"), whereby such employees are compensated through three separate but related compensation schemes:

         First, each such employee receives a base salary consistent with his or her core responsibilities;

         Second,  a  short  term  bonus,   generally  determined  annually,   is
established to provide reward and incentive for shorter term productivity; and

         Third, stock options are awarded under the Company's 1997 Stock Option Plan to provide a longer term incentive and reward longer term Company loyalty and performance.

         This  strategy  is  intended  to:  (i)  attract  and  retain   talented
executives; (ii) emphasize pay for performance; and (iii) encourage management stock ownership.

         The Internal Revenue Code imposes a limitation on the deduction for certain executive officers' compensation unless certain requirements are met. The Compensation Committee has carefully considered the impact of these tax laws and has taken certain actions intended to preserve the Company's tax deduction with respect to any affected compensation. The Company's 1997 Stock Option Plan qualifies for tax deductibility. The following are descriptions of the Company compensation programs for executive officers, including the CEO.

                                   Base Salary

         The Company generally establishes base salary ranges by considering compensation levels in similarly sized companies in the resort/leisure/hospitality industry and the real estate development industry. The base salary and performance of each executive officer is reviewed periodically (at least annually) by his or her immediate supervisor (or the Compensation Committee, in the case of the CEO) resulting in salary actions as appropriate. An employee's level of responsibility is the primary factor used in determining base salary. Individual performance and industry information are also considered in determining any salary adjustment. The Compensation Committee reviews and approves all executive officer salary adjustments as recommended by the CEO. The Compensation Committee reviews the performance of the CEO and establishes his base salary.

                                   Bonus Plan

         The Company has established an incentive compensation plan for certain employees of the Company, which is designed to provide rewards for shorter term productivity by key employees. The bonus plan is generally directed at key members of the management team, and currently includes approximately 200 employees. The plan provides for payment of cash bonuses if certain levels of resort and company-wide earnings are met.

                                Stock Option Plan

         The Company's 1997 Stock Option Plan is designed to align management interests with those of shareholders. In furtherance of this objective, the level of stock option grants for executive officers is determined by the Compensation Committee each year, typically in consultation with the CEO, except with respect to the CEO himself. Awards for all employees (including all executive officers) are determined by giving equal consideration to base salary, level of responsibility and industry long-term compensation information.

                                                     Compensation Committee

                                                     /s/ Leslie B. Otten
                                                     /s/ Bradford E. Bernstein
                                                     /s/ Paul Wachter

                            REPORT OF AUDIT COMMITTEE

         The report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

         The Audit Committee of the Board of Directors (the "Audit Committee") is comprised of Messrs. Hawkes, Bernstein and Gillies. Mr. Hawkes and Mr. Gillies qualify as independent members of the Audit Committee under New York Stock Exchange ("NYSE") rules. Due to his position as a partner in Oak Hill Capital Management, Inc., Mr. Bernstein does not qualify as an independent member of the Audit Committee under NYSE rules. Mr. Bernstein was approved by the Board of Directors as a non-independent member of the Audit Committee following a determination by the Board that Mr. Bernstein's relationship with Oak Hill would not interfere with his exercise of independence from management and the Company.

         The Audit Committee is primarily responsible for the effectiveness of the Company's accounting policies and practices, financial reporting and internal controls. The Audit Committee Charter was adopted by the Board of Directors in December, 1999. A copy of the Audit Committee Charter is included herewith as Appendix A. Pursuant to its Charter, the Audit Committee is authorized to: establish and review the activities of the independent auditors and the internal auditors; review and approve the format of the financial statements to be included in the annual report to the shareholders; review recommendations of the independent auditors and responses of management; review and discuss the Company's financial reporting, loss exposures and asset control with the auditors and management; monitor the Company's program for compliance with policies on business ethics; annually obtain from the independent auditors a written delineation of their relationships and professional services and take, or recommend that the Board take, appropriate action to ensure the continuing independence of the auditors; review with the independent auditors and the Company's financial and accounting personnel the adequacy and effectiveness of the Company's accounting and financial controls; review quarterly and annual financial statements of the Company to determine that the independent auditors do not take exception to the disclosure and content of the quarterly financial statements, and that they are satisfied with the disclosure and content of the annual financial statements; inquire about significant risks and exposures to the Company and assess steps to minimize such risks; review with financial management of the Company and the independent auditors the results of their timely analysis of significant financial reporting issues and practices; review legal and regulatory matters that may have a material effect on the financial statements or Company compliance policies; review any transactions among the Company, its subsidiaries and their employees or affiliates; receive reports from the Company's compliance officer regarding related party transactions and compliance with corporate policies; and direct and supervise any special investigations the Committee deems necessary. The Audit Committee held five meetings during the Company's 2000 fiscal year.

         In conjunction with its activities during the Company's 2000 fiscal year, the Audit Committee has reviewed and discussed the Company's audited financial statements with management of the Company. The members of the Audit Committee have also discussed with the Company's independent auditors the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU Section 380). The Audit Committee has received from the Company's independent accountants the written disclosures and the letter required by Independence Standards Board Standard No. 1, and has discussed with the independent accountants the independent accountants' independence. Based on the foregoing review and discussions, the Audit Committee recommended to the Board of Directors of the Company that the audited financial statements be included in the Company's Annual Report on Form 10-K for the Company's fiscal year ended July 30, 2000.

                                                     Audit Committee

                                                     /s/ David Hawkes
                                                     /s/ Bradford E. Bernstein
                                                     /s/ Gordon Gillies

                                PERFORMANCE GRAPH

         The following table compares the performance of the Company's Common Stock to the Russell 2000 and the Company's Peer Group Index*.

                         SKI      Russell 2000  Peer Group
         11/6/97         1.00         1.00          1.00
         1/23/98         0.84         0.96          0.94
         4/24/98         0.91         1.08          1.15
         7/24/98         0.74         0.99          1.05
        10/23/98         0.41         0.83          0.77
         1/22/99         0.32         0.95          0.92
         4/23/99         0.18         0.97          0.98
         7/22/99         0.29         1.02          1.05
        10/22/99         0.27         0.95          0.84
         1/28/00         0.15         1.14          0.80
         4/28/00         0.12         1.14          0.72
         7/28/00         0.14         1.11          0.66

         *The Company's peer group index performance is weighted according to market capitalization.

         The total shareholder return assumes that $100 is invested at the beginning of the period in the Common Stock of the Company, The Russell 2000, and the Company's peer group. The Company's peer group, as selected by the Company, is comprised of Vail Resorts, Inc., Intrawest Corp., Fairfield
Communities, Inc., Boca Resorts, Premier Parks, Inc., and Cedar Fair, L.P. The Company has selected this peer group because these companies operate in the Resort/Leisure/Hospitality sector or the Resort Real Estate Development sector. The Company included The Russell 2000 in the graph because the Company is included in such index and because there is no industry index for the Company's business. Total shareholder return is weighted according to market capitalization; therefore companies with a larger market capitalization have a greater impact on the peer group index results. Historical stock performance during this period may not be indicative of future stock performance.

                  SECURITY OWNERSHIP OF DIRECTORS AND OFFICERS

         Set forth in the following table is the beneficial ownership of Common Stock, Class A Common Stock and Series B Preferred Stock, as of November 3, 2000, for all Directors and executive officers of the Company and all Directors and executive officers as a group. No Director or executive officer owns more than 1% of the outstanding shares of Common Stock (including exercisable options), with the exception of Mr. Otten, who owns approximately 9.31% of the total outstanding shares of Common Stock (including exercisable options) and all of the outstanding shares of Class A Common Stock, and Mr. Howard, who owns approximately 1.63% of the total outstanding shares of Common Stock (including exercisable options). All Directors and executive officers as a group own approximately 73.45% of the total outstanding shares of voting stock (including exercisable options). No Director or executive officer, other than Mr. Otten, owns any Class A Common Stock. No Director or executive officer other than the Directors designated by the Oak Hill entities could be deemed to beneficially own any Series B Preferred Stock.

   ---------------------------------------------------------------------------------------------------------------
                                                                                                          Total All
                                                                      Class A Common       Series B         Voting
                                                  Common Stock(15)         Stock        Preferred Stock     Stock(2)
                                                  ----------------  ------------------- ---------------  -----------
   Directors and Executive Officers(1)             Shares      %      Shares       %      Shares    %          %
   -----------------------------------            --------    ----   ----------  ------  --------- ----    --------
   Leslie B. Otten(3)(4)                          1,523,333   9.31%  14,760,530  100.00%    -       -       24.75%
   Christopher E. Howard(5)                         260,450   1.63%      -         -        -       -        *
   Mark J. Miller(6)                                 68,000    *         -         -        -       -        *
   Blaise Carrig(6)                                  28,472    *         -         -        -       -        *
   Allen Wilson(6)                                   26,872    *         -         -        -       -        *
   Paul Wachter(16)                                  25,000    *         -         -        -       -        *
   Gordon M. Gillies(6)                              15,000    *         -         -        -       -        *
   Robert J. Branson(7)                              46,000    *         -         -      150,000  100%     48.77%
   Bradford E. Bernstein(8)                          40,000    *         -         -      150,000  100%     48.76%
   Steven B. Gruber(9)                               40,000    *         -         -      150,000  100%     48.76%
   William Janes(10)                                 40,000    *         -         -      150,000  100%     48.76%
   J. Taylor Crandall(11)                            40,000    *         -         -      150,000  100%     48.76%
   Paul W. Whetsell(6)                               10,000    *         -         -        -       -        *
   David B. Hawkes(12)                               13,000    *         -         -        -       -        *
   Alexandra C. Hess(13)                             40,000    *         -         -      150,000  100%     48.76%
   Directors and Executive Officers as a          2,016,127  11.98%  14,760,530  100.00%  150,000  100%     73.45%
   group(14)

------------------------------

*        Less than one percent

1. The executive officers in this table are Messrs. Otten, Howard, Wilson, Miller and Carrig.

2. Including shares of Series A Preferred Stock not held by any of the Directors or executive officers of the Company.

3. Includes 660,000 shares of Common Stock issuable under exercisable options granted under the Company's 1997 Stock Option Plan. Also includes  30,000  shares of Common  Stock  owned by Albert  Otten Trust
         f.b.o. Mildred Otten, as to which Mr. Otten is trustee and co-beneficiary. Does not include 20,510 shares of Common Stock issuable under exercisable options granted under the Company's 1997 Stock Option Plan to Mr. Otten's spouse, Christine Otten, as to which Mr. Otten disclaims beneficial ownership.

4. As of November 3, 2000, all of Mr. Otten's shares of Common Stock and Class A Common Stock were pledged to secure a margin loan from ING U.S. Capital LLC, the proceeds of which were used by Mr. Otten to purchase approximately 833,333 shares of Common Stock in the initial public offering on November 6, 1997.

5. Includes 230,360 shares of Common Stock issuable under exercisable options granted under the Company's 1997 Stock Option Plan.

6. All shares of Common Stock beneficially owned by such person are issuable under exercisable options granted under the Company's 1997 Stock Option Plan.

7. Includes 40,000 shares of Common Stock issuable under exercisable options granted to Oak Hill Capital Management, Inc., under the Company's 1997 Stock Option Plan and 150,000 Series B Preferred Stock shares held by various Oak Hill entities. Mr. Branson, a nominee Director of the Company, is a limited partner of certain other Oak Hill entities. Mr. Branson disclaims beneficial ownership of the 40,000 shares of Common Stock and 150,000 shares of Series B Preferred Stock referred to above, except to the extent of his pecuniary interest therein. Also includes 6,000 shares of Common Stock held by The Branson Family LLC, which Mr. Branson is the managing member of, but as to which Mr. Branson disclaims beneficial ownership.

8. Includes 40,000 shares of Common Stock issuable under exercisable options granted to Oak Hill Capital Management, Inc., under American Skiing's 1997 Stock Option Plan and 150,000 Series B Preferred Stock shares held by various Oak Hill entities. Mr. Bernstein, a Director of the Company, is a limited partner of certain other Oak Hill entities. Mr. Bernstein disclaims beneficial ownership of the 40,000 shares of Common Stock and 150,000 shares of Series B Preferred Stock referred to above, except to the extent of his pecuniary interest therein.

9. Includes 40,000 shares of Common Stock issuable under exercisable options granted to Oak Hill Capital Management, Inc., under the Company's 1997 Stock Option Plan and 150,000 Series B Preferred Stock shares held by various Oak Hill entities. Mr. Gruber, a Director of the Company, is a Manager and Vice President of OHCP MGP, LLC (the general partner of the general partner of Oak Hill Capital Partners, L.P. and Oak Hill Capital Management Partners, L.P.) and a limited partner of certain other Oak Hill entities. Mr. Gruber disclaims beneficial ownership of the 40,000 shares of Common Stock and 150,000 shares of Series B Preferred Stock referred to above, except to the extent of his pecuniary interest therein.

10. Includes 40,000 shares of Common Stock issuable under exercisable options granted to Oak Hill Capital Management, Inc., under the Company's 1997 Stock Option Plan and 150,000 Series B Preferred Stock shares held by various Oak Hill entities. Mr. Janes, a Director of the Company, is a limited partner of certain other Oak Hill entities. Mr. Janes disclaims beneficial ownership of the 40,000 shares of Common Stock and 150,000 shares of Series B Preferred Stock referred to above, except to the extent of his pecuniary interest therein.

11. Includes 40,000 shares of Common Stock issuable under exercisable options granted to Oak Hill Capital Management, Inc., under the Company's 1997 Stock Option Plan and 150,000 Series B Preferred Stock shares held by various Oak Hill entities. Mr. Crandall, a Director of the Company, is a Manager and Vice President of OHCP MGP, LLC (the general partner of the general partner of Oak Hill Capital Partners, L.P. and Oak Hill Capital Management Partners, L.P.) and a limited partner of certain other Oak Hill entities. Mr. Crandall disclaims beneficial ownership of the 40,000 shares of Common Stock and 150,000 shares of Series B Preferred Stock referred to above, except to the extent of his pecuniary interest therein.

12. Includes 12,500 shares of common stock issuable under exercisable options granted under the Company's 1997 Stock Option Plan.

13. Includes 40,000 shares of Common Stock issuable under exercisable options granted to Oak Hill Capital Management, Inc., under the Company's 1997 Stock Option Plan and 150,000 Series B Preferred Stock shares held by various Oak Hill entities. Ms. Hess, a nominee for Director of the Company, is an associate with certain other Oak Hill entities. Ms. Hess disclaims beneficial ownership of the 40,000 shares of Common Stock and 150,000 shares of Series B Preferred Stock referred to above, except to the extent of her pecuniary interest therein.

14. Includes 1,116,204 shares of common stock issuable under exercisable options granted under the Company's 1997 Stock Option Plan. Also includes 150,000 Series B Preferred Stock shares held by various Oak Hill entities as to which beneficial ownership is disclaimed by Messrs. Gruber, Bernstein, Crandall, Janes and Branson and Ms. Hess, except to the extent of their pecuniary interest therein.

15. In computing the number of shares of Common Stock beneficially owned by a person, shares of Common Stock subject to options and warrants held by that person that are currently exercisable or that become exercisable within 60 days of November 3, 2000 are deemed outstanding. For purposes of computing the percentage of outstanding shares of Common Stock beneficially owned by such person, such shares of stock subject to options or warrants that are currently exercisable or that become exercisable within 60 days of November 3, 2000 are deemed to be outstanding for such person but are not deemed to be outstanding for purposes of computing the ownership percentage of any other person.

16. Includes 12,500 shares of common stock issuable under exercisable options granted under the Company's 1997 Stock Option Plan to Mr. Wachter, and 12,500 shares of common stock issuable under exercisable options granted under the Company's 1997 Stock Option Plan to Main Street Advisors, Inc., in which Mr. Wachter is a principal.

                     INFORMATION AS TO CERTAIN STOCKHOLDERS

    Set forth below is certain information with respect to the only persons known to the Company who owned beneficially more than 5% of any class of the Company's voting securities as of November 3, 2000.

-------------------------------------------------------------------------------------------------------------------------
                                                           Class A          Series B                Series A
                                    Common Stock         Common Stock     Preferred Stock       Preferred Stock   % of All
                                 Beneficially Owned   Beneficially Owned  Beneficially Owned  Beneficially Owned    Voting
                                 ------------------   -----------------   ------------------  ------------------    Stock
                                                % of               % of              % of               % of      Beneficially
Five Percent Shareholders          Shares      Class    Shares     Class   Shares   Class    Shares     Class        Owned
-------------------------          ------      -----    ------     -----   ------   -----    ------     -----     ------------

Oak Hill Capital Partners, L.P.    40,000(1)       *          --      --% 150,000(2) 100%        --       --%         48.76%
     201 Main Street
     Fort Worth, Texas 76102

Leslie B. Otten                 1,523,333(3)(4) 9.31%  14,760,530   100.0      --     --         --       --          24.75%
     American Skiing Company
     P.O. Box 450
     Bethel, ME 04217

Madeleine LLC                   1,352,800       8.61%          --      --      --     --    36,626(5)  100.0           6.57%
     C/o Cerberus
     450 Park Avenue
     New York, NY 10022

State of Wisconsin Investment   3,018,000      19.21%          --      --      --     --          --      --           4.63%
     Board
     P.O. Box 7842
     Madison, WI 53707

--------------------------

o        Less than one percent

1. Includes 40,000 shares of Common Stock issuable to Oak Hill Capital Management, Inc. under exercisable options granted under the Company's 1997 Stock Option Plan.

2. Includes 2,000 shares of the Series B Preferred Stock owned by OHCP Ski, L.P., 7,400 shares of the Series B Preferred Stock owned by Oak Hill Securities Fund, L.P., and 7,400 shares of the Series B Preferred Stock owned by Oak Hill Securities Fund II, L.P., which together may be deemed to constitute a "group" for purposes of Section 13(d) of the Exchange Act. As a result, each entity may be deemed to beneficially own all of the shares of Series B Preferred Stock owned by the other. Each such entity disclaims beneficial ownership of the shares owned by the others. Together the Oak Hill entities beneficially own 100% of the Series B Preferred Stock and 48.76% of the outstanding voting stock of the Company.

3. In computing the number of shares of Common Stock beneficially owned by Mr. Otten, shares of Common Stock subject to options and warrants held by Mr. Otten that are currently exercisable or that become exercisable within 60 days of November 3, 2000 are deemed outstanding. For purposes of computing the percentage of outstanding shares of Common Stock beneficially owned by Mr. Otten, shares of Common Stock subject to options or warrants that are currently exercisable or that become exercisable within 60 days of November 3, 2000 are deemed to be outstanding but are not deemed to be outstanding for purposes of computing the ownership percentage of any other person.

4. Includes 660,000 shares of Common Stock issuable under exercisable options granted under the Company's 1997 Stock Option Plan. Also includes  30,000  shares of Common  Stock  owned by Albert  Otten Trust
         f.b.o. Mildred Otten, as to which Mr. Otten is trustee and co-beneficiary. Does not include 20,510 shares of Common Stock issuable under exercisable options granted under the Company's 1997 Stock Option Plan to Mr. Otten's spouse, Christine Otten, as to which Mr. Otten disclaims beneficial ownership.

5. Together with accrued and unpaid dividends through October 31, 2000, the Series A Preferred Stock is convertible into 2,924,732 shares of Common Stock.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Exchange Act requires the Company's executive officers and directors and persons who own more than ten percent of a registered class of the Company's equity securities to file initial reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC") and the NYSE. Such officers, directors and shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to the Company, all persons subject to the reporting requirements of Section 16(a) filed the required reports on a timely basis for the fiscal year ended July 30, 2000 ("Fiscal 2000"), except that Mr. Howard and Mr. Brink each filed one late report on Form 4.

                BOARD OF DIRECTORS' MEETINGS, COMMITTEES AND FEES

         The Board of Directors of the Company held a total of eleven meetings during Fiscal 2000, four of which were held in person and seven of which were telephonic meetings. The Board of Directors has an Audit Committee, a Nominating Committee, a Compensation Committee and an Executive Committee.

         The Compensation Committee is authorized and directed to: (i) review and report to the Board on the Company's programs for attracting, retaining and promoting executives, and for developing future senior management; (ii) review and make recommendations to the Board regarding compensation for the chief executive officer and other inside directors; (iii) review and approve performance targets, participation and level of awards for long-term incentive award plans; (iv) review, approve and report to the Board concerning administration of compensation programs; and (v) administer any stock option plans which may be adopted and the granting of options under such plans. The current members of the Compensation Committee are Messrs. Otten, Wachter and Bernstein. The Compensation Committee held seven meetings in Fiscal 2000, two of which were telephonic meetings.

         The Nominating Committee is authorized and directed to screen, on behalf of the Board, candidates for election to the Board for regularly scheduled elections or to fill vacancies on the Board. The Board is ultimately responsible for nominating new members and filling vacancies. In addition, the Nominating Committee annually reviews employment and other relationships of directors to assure that there is no current relationship between any non-employee director and the Company that would comprise the independence of any director. The members of the Nominating Committee are Messrs. Otten and Gruber. Shareholder nominees for Board of Directors positions are considered by the Nominating Committee. Nominees for the next annual meeting should be addressed to the Nominating Committee c/o Christopher Howard, Secretary, American Skiing Company and delivered to the Company's executive offices prior to July 31, 2001. The Nominating Committee held one meeting during Fiscal 2000.

         The Executive Committee is vested with the full powers of the Board of Directors, and is intended to meet regularly between meetings of the full Board of Directors. The current members of the Executive Committee are Messrs. Otten, Gruber, Howard and Bernstein. The Executive Committee held seven meetings during Fiscal 2000.

         During Fiscal 2000, all of the persons who were directors of the Company at the times of such meetings attended 75% or more of the meetings of the Board of Directors and of committees of the Board of Directors on which they served either in person or telephonically.

         The Company reimburses each member of the Board of Directors for expenses incurred in connection with attending Board and committee meetings. Directors who are not employees of the Company are paid $5,000 for attendance at each meeting of the Board, up to a maximum in any year of $20,000. The Company has also granted options to purchase 10,000 shares of Common Stock to non-employee directors upon their election and each re-election to the Board of Directors, which are fully vested at the time of granting and have a term of 10 years with an exercise price not less than fair market value as of the date of the grant. The Board of Directors has not determined whether these benefits will be continued during the Company's current fiscal year.

                  CERTAIN RELATIONSHIPS AND OTHER TRANSACTIONS

         Mr. Otten is the obligor under a margin loan (the "Margin Loan") with ING (U.S.) Capital Corporation. The Margin Loan has two different maintenance bases: (i) one which requires that the aggregate market value of the collateral be at a certain level in order to take additional advances under the arrangement to make interest payments (the "Advance Base") and (ii) one which requires that the aggregate market value of the collateral be at a certain level in order to avoid a default under the terms of the Margin Loan (the "Minimum Base"). The Margin Loan is collateralized by Mr. Otten's 833,333 shares of Common Stock and 14,760,530 shares of Class A Common Stock. At any time that the aggregate market value of the collateral is below the Minimum Base, Mr. Otten is required to either pay down the balance of the Margin Loan or to pledge additional collateral. The Company is not liable for nor do any of its assets collateralize the Margin Loan. In connection with the loan, the Company entered into a registration rights agreement with the lender containing customary provisions pursuant to which the lender will have the right to require the Company to register with the SEC, at the Company's expense, the shares pledged by Mr. Otten to secure the loan.

         After the consummation of the Series B Preferred Stock sale to Oak Hill, the Company, through one of its subsidiaries, acquired or obtained rights to acquire the following assets from entities owned or controlled by Mr. Otten:

         - The land underlying the snowmaking ponds at the Sunday River resort, together with all associated water rights, which were previously leased by a subsidiary of the Company, for a purchase price of $2.1 million;

         - The Ski Dorm building and land underlying the Snow Cap Inn, each located at the Sunday River resort, for an aggregate purchase price of $679,000; and

         - Approximately 3,300 acres of undeveloped land at the Sunday River resort, which was optioned to a subsidiary of the Company for an initial payment of $650,000, which payment may be applied to the purchase price. The purchase price is $3,692,000, which is a 12% discount from the appraised value of the land. The purchase price will be discounted by another 20% or 10% if the Option is exercised within 12 and 24 months of the option date, respectively.

In each case, the independent members of the Board of Directors (with Mr. Otten abstaining) determined that the asset being acquired was of significant strategic value to the Company. Each of the assets was (or, in the case of the Option described above, will be upon exercise of the Option) acquired at or below its appraised value, as determined by independent appraisals commissioned by the Company.

         In connection with the foregoing asset sale, the Company also repaid the outstanding principal and accrued interest of a note from a subsidiary of the Company payable to Mr. Otten totaling approximately $2.0 million. The note was originally issued to Mr. Otten to cover certain tax liabilities generated when the Company's subsidiary converted from a subchapter S corporation to a subchapter C corporation.

         Mr. Wachter, a member of the Board of Directors, is the founder and principal in Main Street Advisors. Prior to Mr. Wachter's election to the Board of Directors, Main Street Advisors, through Mr. Wachter, acted as one of the Company's investment bankers in connection with the sale of Series B Preferred Stock to Oak Hill, for which it was paid a fee of $1,585,278.

         On May 10, 2000, the Company, through one of its subsidiaries, purchased two parcels of land adjacent to the Company's Sugarbush resort from Sugarbush Land Holdings, Inc., a corporation controlled by Mr. Otten. The two parcels, totaling approximately 128 acres, were purchased for an aggregate price of approximately $589,000. The terms of the purchase, including the purchase price, were reviewed and approved by the Executive Committee and Audit Committee of the Company's Board of Directors.

         In March, 2000, the Company, through one of its subsidiaries, sold residential units at the Company's Sundial Lodge at The Canyons to Mr. Blaise Carrig, Mr. Christopher Howard and Mr. Daniel Duquette. Mr. Carrig is President of the Company's subsidiary which operates The Canyons. Mr. Howard is the Company's Executive Vice President. Mr. Duquette is a member of the Company's Board of Directors. Mr. Carrig and Mr. Howard each purchased one residential unit in the Sundial Lodge for a purchase price of $201,000. Mr. Duquette purchased one residential unit in the Sundial Lodge for a purchase price of $345,000. The purchase prices at which Mr. Carrig, Mr. Howard and Mr. Duquette purchased these units were the same as those at which the units (or units of comparable size and finish) were offered for sale to the general public.

         Mr. Branson, a nominee for Director, has provided certain real estate advisory services to the Company and to Oak Hill Capital Management, Inc., for which he was paid by the Company a total of $341,480 in Fiscal 2000. Of this total amount, $161,890 was paid to Branson and Associates, an entity controlled by Mr. Branson.

         Jill Rundle, the spouse of G. Christopher Brink (one of the Company's executive officers), is employed by the Company as the Director of Advertising and Marketing. In connection with her employment, Ms. Rundle was paid $62,988 in Fiscal 2000.

                                 PROPOSAL NO. 2
                       AMENDMENT TO THE STOCK OPTION PLAN

General; Terms of the Stock Option Plan

         Under the Company's Stock Option Plan, 5,688,699 shares of Common Stock are reserved for issuance upon the exercise of stock options. As of October 31, 2000, the Compensation Committee had granted options to purchase a total of 5,316,930 shares, leaving 371,769 available for future grant. If Proposal No. 2 is adopted at the Meeting, that number of shares reserved for issuance under the Stock Option Plan would be increased to 8,688,699. As of October 31, 2000, such underlying stock had a market value of $19,549,572. The Stock Option Plan is designed to attract, retain and motivate directors and key employees. The Compensation Committee administers and interprets the Stock Option Plan. Officers and full-time management employees (those performing at least 1,000 hours of service per year in a management capacity) of the Company or any of its subsidiaries are eligible to receive incentive stock options as well as non-qualified stock options, and directors of the Company and other key persons designated by the Compensation Committee are eligible to receive non-qualified stock options. As of October 31, 2000, there were approximately 70 officers and full-time management employees eligible to participate in the Stock Option Plan, and an additional 9 directors and other key persons eligible to participate. The Company intends to continue to administer the Stock Option Plan in compliance with the requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), with the intended result that certain amounts paid which are taxable as income to holders of stock options granted pursuant to such Stock Option Plan will be deductible by the Company for federal income tax purposes.

         Both incentive stock options and non-qualified stock options may be granted under the Stock Option Plan on such terms and at such prices as determined by the Compensation Committee pursuant to the requirements of applicable law. The per share exercise price of incentive stock options may not be less than the fair market value of the Common Stock on the date of grant. Future grants of stock options are expected to have an exercise price equal to the fair market value of the Common Stock on the date of grant. Each option is for a term of not less than five years or more than 10 years, as determined by the Compensation Committee. Options granted under the Stock Option Plan are not transferable other than by will or by the laws of descent and distribution.

         Under the Stock Option Plan, the Company has granted options to purchase an aggregate of 5,316,930 shares of the Common Stock with exercise prices ranging from $2.00 per share to $18.00 per share (excluding options which have been returned to the plan following termination of employment or have otherwise been forfeited by the option holder).

         The Stock Option Plan provides that all of an employee's options will become exercisable in full immediately upon termination of employment because of death or permanent disability, and provides that the Compensation Committee in its discretion may permit accelerated exercisability upon an employee's early retirement (at age 55 or over or after five years of employment).

         In the event of a "change in control"  (as defined in the Stock  Option
Plan) all outstanding options will be exercisable in full for 30 days prior to such event and will terminate upon consummation of such event, unless assumed or replaced by other options in connection with such event.

         As required by Section 422 of the Code, the Stock Option Plan provides that the Company may grant an optionee an incentive stock option ("ISO") with respect to shares with an aggregate fair market value at the time of the grant in excess of $100,000 during any particular calendar year, provided that such option does not become first exercisable by the optionee in an amount exceeding $100,000 per calendar year. This provision does not apply to an option designated to be a non-qualified stock option ("NQSO").

         The Board of Directors may terminate the Stock Option Plan at any time and may amend the Stock Option Plan from time to time. However, the Board may not change the maximum number of shares for which options may be granted, expand the categories of eligible grantees, change the minimum exercise prices, increase the maximum term of any options or otherwise materially increase the benefits under the Stock Option Plan without shareholder approval. No amendment or termination may adversely affect an optionee's rights under any issued option without the optionee's consent.

         The Stock Option Plan provides that the number and price of the shares covered by each option and the total number of shares that may be granted under the Stock Option Plan shall be proportionately adjusted to reflect, as deemed equitable and appropriate by the Board of Directors, any stock dividend, stock split or share combination of the shares or recapitalization of the Company. It also provides that to the extent deemed equitable and appropriate by the Board of Directors, in any merger, consolidation, reorganization, liquidation or dissolution, any option granted under the Stock Option Plan shall pertain to the securities and other property to which a holder of the number of shares covered by the option would have been entitled to receive in connection with such event.

         Pursuant to the Code, an incentive stock option plan may not have a term longer than ten years from the earlier of the date the plan is adopted or the date the plan is approved by the stockholders. Accordingly, the Stock Option Plan will expire July 31, 2007 (except as to options outstanding on that date).

Federal Income Tax Treatment

         Generally, the grant of either an ISO or a NQSO under the Stock Option Plan will not cause recognition of income by the optionee or entitle the Company to an income tax deduction. Upon exercise of an option, the tax treatment will generally vary depending on whether the option is an ISO or a NQSO. The exercise of an ISO will generally not cause recognition of income by the optionee or entitle the Company to a tax deduction. However, the amount by which the fair market value of the shares obtained exceeds the exercise price on the date of exercise is an item of tax preference to the optionee for alternative minimum tax purposes. Upon the sale of such shares, the optionee generally will recognize capital gain or loss if the shares have been held for at least two years from the date of the option grant and at least one year after the shares were purchased. If the applicable holding periods are not satisfied, then any gain realized in connection with the disposition of such shares will generally be taxable as compensation income in the year in which the disposition occurred, to the extent of the difference between fair market value of such shares on the date of exercise and the option exercise price. The balance of any gain will be characterized as capital gain. The Company is entitled to a tax deduction to the extent, and at the time, that the participant realizes compensation income.

         The exercise of a NQSO will generally cause the optionee to recognize taxable income equal to the difference between the exercise price and the fair market value of the shares obtained on the date of exercise. The Company must then, in most cases, obtain from the optionee funds to meet tax withholding requirements arising from that income recognition. The exercise of a NQSO will also generally entitle the Company to an income tax deduction equal to the amount of the income recognized by the exercising option holder. Upon the disposal of shares acquired pursuant to the exercise of a NQSO, the optionee's basis for determining taxable gain or loss will be the sum of the option price paid for the shares plus any related compensation income recognized by the optionee, and such gain or loss will be long-term or short-term capital gain or loss depending on whether the option holder has held the shares for more than one year.

Registration with SEC

         The Company has filed a registration statement with the SEC pursuant to the Securities Act covering the offering of the shares under the Stock Option Plan. If the amendment is approved, the Company intends to file a similar registration statement covering the 3,000,000 additional shares available for issuance under the Stock Option Plan.

Vote Required

         The affirmative vote of the holders of record of a majority of the outstanding shares of Common Stock and Class A Common Stock (as well as, on an as-if-converted basis, the outstanding shares of Series A Preferred Stock and Series B Preferred Stock), voting together as a single class, is required for approval of the amendment.

         The following table sets forth, as of November 3, 2000, the total stock options granted to certain employees and directors of the Company.


   ---------------------------------------------------------------------------------------------------------------------
                                                                                                   Percentage of Total
   Directors, Executive Officers and Certain Groups                              Options Granted     Options Granted
   ---------------------------------------------------------------------------------------------------------------------
   Leslie B. Otten, Chairman, Chief Executive Officer, Director                     900,000(1)       16.93%
   Christopher E. Howard, Executive Vice President, Director                        430,360           8.09%
   Mark J. Miller, Senior Vice President, Chief Financial Officer                   275,000           5.17%
   Blaise Carrig, President and Managing Director, The Canyons Resort               151,120           2.84%
   Allen Wilson, President and Managing Director, Killington Resort                 147,120           2.77%
   Robert J. Branson, Nominee for Director                                           40,000(2)        0.75%
   Alexandra C. Hess, Nominee for Director                                           40,000(3)        0.75%
   Current Executive Officers as a Group                                          1,903,600(4)       35.80%
   Current Directors as a Group (excluding Executive Officers)                      115,000(5)        2.16%
   All Employees as a Group (excluding CurrentExecutive Officers                  3,298,330          62.03%
   -----------------------------------------------------------------------------------------------------------------------

1. Does not include 2,028,197 shares previously granted to Mr. Otten which Mr. Otten voluntarily returned to the 1997 Stock Option Plan in January, 2000. Also does not include 20,810 options granted to Mr. Otten's spouse, Christine Otten, as to which Mr. Otten disclaims beneficial ownership.

2. 2. Such options were granted to Oak Hill Capital Management, Inc. Mr. Branson, a nominee for Director of American Skiing, is a limited partner of certain other Oak Hill entities. Mr. Branson disclaims beneficial ownership of such options, except to the extent of his pecuniary interest therein.

3. Such options were granted to Oak Hill Capital Management, Inc. Ms. Hess, a nominee for Director of American Skiing, is an associate with certain other Oak Hill entities. Ms. Hess disclaims beneficial ownership of such options, except to the extent of her pecuniary interest therein.

4. The current executive officers Messrs. Otten, Howard, Miller, Carrig, and Wilson.

5. Includes 12,500 exercisable options granted to Main Street Advisors, Inc., in which Mr. Wachter, a Director of American Skiing, is a principal. Also includes 40,000 exercisable options granted to Oak Hill Capital Management, Inc., as to which beneficial ownership is disclaimed by Messrs. Gruber, Bernstein, Crandall, and Janes (each of whom are Directors of American Skiing), except to the extent of their pecuniary interest therein.

             THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE IN FAVOR OF
                  THE AMENDMENT TO INCREASE THE SHARES RESERVED
                 UNDER THE STOCK OPTION PLAN BY 3,000,000 SHARES

                                 PROPOSAL NO. 3.
                  APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

         The Board of Directors, based on the recommendation of the Audit Committee, has voted to retain Arthur Andersen LLP to serve as the Company's independent public accountants for the fiscal year ending July 29, 2001. Arthur Andersen LLP expects to have a representative at the Meeting who will have the opportunity to make a statement and who will be available to answer appropriate questions.

         It is understood that even if the appointment is ratified, the Board of Directors, in its discretion, may direct the appointment of a new independent accounting firm at any time during the year if the Board of Directors believes that such a change would be in the best interests of the Company and its shareholders.

         THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDED JULY 29, 2001.

         For fiscal years prior to 1999, the consolidated financial statements of the Company were audited and reported on by PricewaterhouseCoopers LLP
("PwC"). On March 13, 1999, the Company was informed by PwC that they were resigning as independent accountants of the Company effective March 13, 1999. PwC's resignation was accepted by the Board of Directors. On March 31, 1999, the Audit Committee approved the hiring of Arthur Andersen LLP as the independent auditors of the Company.

         In connection with the audits of the Company's consolidated financial statements for the two fiscal years ended July 27, 1997 and July 26, 1998, and the subsequent interim period through March 13, 1999, there were no disagreements between the Company and PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to PwC's satisfaction would have caused PwC to make reference to the subject matter of the disagreement in connection with PwCs audit report on the consolidated financial statements of the Company. In addition, the audit reports of PwC on the consolidated financial statements of the Company as of and for the two fiscal years ended July 26, 1998 did not contain any adverse opinion or disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope, or accounting principles.

                          FUTURE SHAREHOLDER PROPOSALS

         The Company anticipates that its proxy statement for the next annual meeting will be released to shareholders no later than November 15, 2001. In order for proposals by shareholders to be considered for inclusion in the Proxy and Proxy Statement relating to the 2001 annual meeting, such proposals must be received by the Secretary of the Company no later than July 20, 2001.

                                  OTHER MATTERS

         At the date of this Proxy Statement, the Board of Directors has no knowledge of any business other than that described herein which will be presented for consideration at the meeting. In the event any other business is presented at the meeting, the persons named in the enclosed proxy will vote such proxy thereon in accordance with their judgment in the best interests of the Company.

A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR FISCAL 2000 (INCLUDING FINANCIAL STATEMENTS AND SCHEDULES THERETO), WHICH WAS FILED WITH THE SEC ON OCTOBER 26, 2000, WILL BE PROVIDED WITHOUT CHARGE TO ANY PERSON TO WHOM THIS

PROXY STATEMENT IS MAILED UPON THE WRITTEN REQUEST OF ANY SUCH PERSON TO FOSTER STEWART, VICE PRESIDENT, GENERAL COUNSEL AND ASSISTANT SECRETARY, AMERICAN SKIING COMPANY, 2ND FLOOR, ONE MONUMENT WAY, PORTLAND, MAINE 04101.


                                         By Order of the Board of Directors

                                        /s/ Christopher E. Howard

                                         Christopher E. Howard
                                         Executive Vice President and Secretary

November 10, 2000

                                      PROXY

                             AMERICAN SKIING COMPANY

       Proxy Solicited on Behalf of the Board of Directors of the Company for the Annual Meeting of Shareholders--December 12, 2000


The undersigned holder of COMMON STOCK hereby constitutes and appoints Leslie B. Otten and Christopher E. Howard, and each of them, the undersigned's true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the Annual Meeting of Shareholders of American Skiing Company, to be held at the Grand Summit Hotel, The Canyons Resort, Park City, Utah, on Tuesday, December 12, 2000 at 9:00 a.m. local time and at any adjournments thereof, on all matters coming before said meeting.

You are encouraged to specify your choices by marking in the appropriate boxes, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. Please complete, sign and return this proxy card promptly.


SEE REVERSE SIDE                                         SEE REVERSE SIDE

                   CONTINUED AND TO BE SIGNED ON REVERSE SIDE

[x]      Please mark votes as in this example.

         This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder(s); If no direction is made, this proxy will be voted FOR all nominees named in Proposal 1 and FOR Proposal 2 and Proposal 3.


         1.       Election of Common Directors

             Nominees:         David Hawkes, Paul Wachter, Paul Whetsell

     FOR ALL NOMINEES  [   ]                [   ] WITHHELD FROM ALL NOMINEES


     [    ]      For all nominees except as noted above


         2. Amendment of the 1997 Stock Option Plan to increase the shares of Common Stock reserved under the 1997 Stock Option Plan by 3,000,000 shares.

                           FOR              AGAINST           ABSTAIN
                           [   ]             [   ]             [   ]

         3. Ratification of appointment of Arthur Andersen L.L.P. as independent public accountants.

                           FOR              AGAINST           ABSTAIN
                           [   ]             [   ]             [   ]

         4. In their discretion, upon other matters as they properly come before the meeting.

                           FOR              AGAINST           ABSTAIN
                           [   ]             [   ]             [   ]

         MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT        [   ]

         MARK HERE IF YOU PLAN TO ATTEND THE MEETING          [   ]

Please mark, sign and return promptly using the enclosed envelope. Executors, administrators, trustees, etc., should give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer.


Signature:                      Date:         Signature:                   Date:

                                   APPENDIX A
                             American Skiing Company
                       Audit Committee Charter and Duties
                                 December, 1999

         PREAMBLE: The following Audit Committee Charter and Duties are designed to serve the goals of the Board of Directors of American Skiing Company but not to eliminate its overall fiduciary duties.

         RESOLVED, that the charter and duties of the Audit Committee of the Board of Directors (the "Audit Committee") shall be:

1. Overseeing that management has maintained the reliability and integrity of the accounting policies and financial reporting and disclosure practices of the Company;

2. Overseeing that management has established and maintained processes to assure that an adequate system of internal control is functioning within the Company; and

3. Overseeing that management has established and maintained processes to assure compliance by the Company with all applicable laws, regulations and Company policy.


         RESOLVED, that the Audit Committee shall have the following specific power and duties:

1. Holding such meetings as may be necessary and such special meetings as may be called by the Chairman of the Audit Committee or at the request of the independent accountants or the General Auditor;

2.       Creating an agenda for the ensuing year;

3. Reviewing the performance of the independent accountants and making recommendations to the Board of Directors regarding the appointment or termination of the independent accountants;

4. Conferring with the independent accountants and the internal auditors concerning the scope of their examination of the books and records of the Company and its subsidiaries; reviewing and approving the independent accountants' annual engagement letter; reviewing and approving the Company's internal audit charter, annual audit plans and budgets; directing the special attention of the auditors to specific matters or areas deemed by the Committee or the auditors to be of special significance; and authorizing the auditors to perform such supplemental reviews or audits as the Committee may deem desirable;

5. Reviewing with management, the independent accountants and the chief financial officer significant risks and exposures, audit activities and significant audit findings;

6. Reviewing the range and cost of audit and non-audit services performed by the independent accountants;

7.       Reviewing  the  Company's   audited   financial   statements   and  the
         independent accountants' opinion rendered with respect to such financial statements, including reviewing the nature and extent of any significant changes in accounting principals or the application therein;

8.       Reviewing the adequacy of the Company's systems of internal control;

9. Obtaining from the independent accountants, the chief financial officer and internal auditors their recommendations regarding internal controls and other matters relating to the accounting procedures and the books and records of the Company and its subsidiaries and reviewing the corrections of controls deemed to be deficient;

10. Providing an independent, direct communication between the Board of Directors, internal auditors and independent accountants;

11. Reviewing the adequacy of internal controls and procedures related to executive expenses, travel and entertainment, including use of Company aircraft;

12. Reviewing with appropriate Company personnel the actions taken to ensure compliance with the Company's Code of Conduct and the results of confirmations and violations of such Code;

13. Reviewing the programs and policies of the Company designed to ensure compliance with applicable laws and regulations and monitoring the results of these compliance efforts;

14. Reviewing the procedures established by the Company that monitor the compliance by the Company with its loan and indenture covenants and restrictions;

15. Reporting through its Chairman to the Board of Directors following the meetings of the Audit Committee;

16. Maintaining minutes or other records of meetings and activities of the Audit Committee;

17. Reviewing the powers of the Committee annually and reporting and making recommendations to the Board of Directors on these responsibilities;

18. Conducting or authorizing investigations into any matters within the Audit Committee's scope of responsibilities. The Audit Committee shall be empowered to retain independent counsel, accountants, or others to assist in the conduct of any investigation;

19. Considering such other matters in relation to the financial affairs of the Company and its accounts, and in relation to the internal and external audit of the Company as the Audit Committee may, in its discretion, determine to be advisable.

                                   APPENDIX B
                             SECOND AMENDMENT TO THE
                    AMERICAN SKIING COMPANY STOCK OPTION PLAN

                        Effective as of December 12, 2000

         This Second Amendment to the American Skiing Company Stock Option Plan (the "Plan") is adopted by American Skiing Company, formerly known as ASC Holdings, Inc. (the "Company"), effective as of December 12, 2000.

         WHEREAS, the Company has reserved the right to amend the Plan, subject to certain limitations, under Section 11 of the Plan document; and

         WHEREAS, the shareholders of the Company have approved an increase in the maximum aggregate number of shares of Common Stock for which options may be granted under the Plan as set forth in Section 3(a) of the Plan 5,688,699 shares to 8,688,699 shares; and

         WHEREAS, the Company now wishes to amend the Plan as set forth below;

         NOW, THEREFORE, the Plan is hereby amended as follows:

         1. The second sentence of Section 3(a) of the Plan is hereby amended by deleting the reference to "5,689,699 shares" and inserting in its place a reference to "8,688,699 shares".

         2. This amendment shall be effective as of December 12, 2000.

         IN WITNESS WHEREOF, the Company has caused this Second Amendment to the Plan to be executed by its duly authorized officer on this 12th day of December, 2000, to be effective as set forth above.


                                                     AMERICAN SKIING COMPANY



                                                     ---------------------------
                                                     Name:
                                                     Title: